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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of JPMorgan Tax Aware Large Cap Growth Fund, JPMorgan Tax Aware Large Cap Value Fund and JPMorgan Fleming International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings
"Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
February 28, 2003